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                                 Exhibit (e)(8)

   Supplement to the Sales and Services Agreement dated as of March 31, 2002 between Raymond James Financial Services, Inc. and One Group Dealer Services,
                                      Inc.

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                 SUPPLEMENT TO SALES AND SERVICES AGREEMENT WITH
                     RAYMOND JAMES FINANCIAL SERVICES, INC.

SUPPLEMENT, dated as of the 31st day of March, 2002, between RAYMOND JAMES FINANCIAL SERVICES, INC. ("Dealer"), and One Group Dealer Services, Inc. ("Distributor").

                                   WITNESSETH

WHEREAS, Dealer wishes to use Class A shares of open-end funds distributed by Distributor (the "Funds") in a fee-based program made available by the Dealer to clients of Dealer ("select accounts");

WHEREAS, Dealer wishes to afford its fee-based clients the opportunity to qualify for the ability to purchase shares of the Funds at net asset value; and

WHEREAS, Distributor is willing to allow Dealer to purchase shares of the Funds for clients in the select accounts subject to the provisions of this agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged by both parties, Dealer and Distributor hereby agree as follows:

     1. Dealer may sell shares of the Funds made available by the Distributor, from time to time at net asset value to bona fide clients of Dealer for use solely in their select accounts. Dealer will earn no concession or commission on any such sale, but will be entitled, with respect to each Fund, to receive any service fees/or distribution fees otherwise payable in accordance with the Fund's Prospectus and Statement of Additional Information as payment for expenses incurred in servicing and maintaining client accounts.

     2. Distributor, after consulting Dealer, will determine, from time to time, which Funds it will make available to Dealer for use in the select accounts. Dealer will comply with all provisions of the Prospectus of each Fund.

     3. For any select accounts customer is eligible to purchase Fund shares at net asset value, Dealer shall charge an annual fee to the customer of not more than 1.75% of average net assets, nor less than .50% of such assets. These fees however, are subject to reduction based upon the amount of assets in the wrap based program, as per attached Schedule A. Dealer shall not prepare, use or distribute brochures, written materials or advertising in any form that refers to sales of the Funds as no-load or at net asset value except in the case of brochures in which it may refer to the Funds as available at net asset value if the fees and expenses of the select accounts are given at least equal prominence.

     Notwithstanding the foregoing, in connection with explaining the fees and expenses of the select accounts, representatives of Dealer may describe to customers the option of purchasing fund shares through the Programs at net asset value.

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     4. Distributor warrants that all necessary disclosures regarding the sale of shares at net asset value will be set forth in the Prospectus or Statement of Additional Information of the Funds available under this Agreement.

     5. Dealer will (a) include descriptions of all Funds offered through the select accounts in internal sales materials used in conjunction with the select accounts, (b) include representatives from Distributor on Dealer's internal sales lines and conference calls on a regular basis, and (c) use reasonable efforts to motivate its representatives to recommend suitable Funds for clients of the select accounts.

     6. Dealer and Distributor agree that all accounts will be maintained on networking Levels I, II or IV as the case may be.

     7. This Agreement shall be governed and interpreted in accordance with the laws of the State of Florida. This Agreement shall not relieve Dealer or Distributor from any obligations either may have under any other agreements between them, including but not limited to the Dealer Agreement, which shall control in case of any conflict with this Agreement.

     8. The Funds to which this Agreement pertains will be those designated by Distributor and accepted by Dealer, from time to time, subject to the provision of each Fund's then current Prospectus, state and federal securities laws and regulations and applicable rules and regulations of the National Association of Securities Dealers, Inc.

     9. Distributor is not endorsing, recommending or otherwise involved in providing any investment product of Dealer (including but not limited to the select accounts). Distributor is merely affording Dealer the opportunity to use the Funds distributed by Distributor as an investment medium for the select accounts.

     10. This Agreement is not exclusive and may be terminated by either party upon sixty (60) days prior written notice to the other party. It shall terminate automatically upon termination of the Dealer Agreement between the parties. This Agreement may be amended only by a written instrument, signed by both parties.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above by the duly authorized officer of each party.


                                 RAYMOND JAMES FINANCIAL SERVICES, INC.


                                 By:   /s/ Scot Peisner
                                    --------------------------------
                                       Scot Peisner
                                       First Vice President

                                 ONE GROUP DEALER SERVICES, INC.
                                 Distributor

                                 By:    /s/ Mark A. Beeson
                                    ----------------------------
                                 Title  President
                                       -------------------------

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                                   SCHEDULE A

                                  FEE SCHEDULE
                               MUTUAL FUND ASSETS

                                   MAXIMUM     MINIMUM
               $25,000-$99,999      1.75%       0.50%
             $100,000-$199,999      1.50%       0.50%
             $200,000-$499,999      1.25%       0.25%
            $500,000 and above      0.75%       0.15%

All fees are on an incremental basis